OMB APPROVAL
                                                --------------------------------
                                                OMB Number.............3235-0287
                                                Expires:........January 31, 2005
                                                Estimated average burden
                                                hours per resonse............0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Nortel Networks Corporation
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    8200 Dixie Road, Suite 100
--------------------------------------------------------------------------------
                                    (Street)

  Brampton                          Ontario             L6T 5P6
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Nortel Networks Limited
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        December 19, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                       2a. Deemed   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          2.           Execution    Code         ------------------------------- Owned at End   (D) or    Indirect
1.                        Transaction  Date, if     (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security         Date         any (Month/  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)   Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               December                   P                1          A   $290M(1)   1,460,978,638      D
                           19, 2002
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v). SEC 1474

                                                                          (Over)
                                                                 SEC 1474 (9-02)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                 2.                                                                                        Deriv-    of
                 Conver-                          5.                             7.                        ative     Deriv-  11.
                 sion                             Number of                      Title and Amount          Secur-    ative   Nature
                 or              3a.              Derivative    6.               of Underlying     8.      ities     Secur-  of
                 Exer-           Deemed  4.       Securities    Date             Securities        Price   Bene-     ity:    In-
                 cise    3.      Execu-  Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially  Direct  direct
                 Price   Trans-  tion    action   or Disposed   Expiration Date  ----------------  Deriv-  Owned     (D) or  Bene-
1.               of      action  Date,   Code     of(D)         (Month/Day/Year)           Amount  ative   at End    In-     ficial
Title of         Deriv-  Date    if any  (Instr.  (Instr. 3,    ----------------           or      Secur-  of        direct  Owner-
Derivative       ative   (Month/ (Month/ 8)       4 and 5)      Date     Expira-           Number  ity     Month     (I)     ship
Security         Secur-  Day/    Day/    ------   ------------  Exer-    tion              of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)       ity     Year)   Year)   Code V    (A)   (D)    cisable  Date    Title     Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

1  "M" used as abbreviation for million.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.





/s/ MaryAnne Pahapill                       December 20, 2002
------------------------------------------  ------------------
**Signature of Reporting Person             Date
MaryAnne Pahapill, Assistant Treasurer



/s/ Deborah J. Noble                        December 20, 2002
------------------------------------------  ------------------
**Signature of Reporting Person             Date
Deborah J. Noble, Corporate Secretary                  Page 2